EXHIBIT A



              The Audit Committee ("the Committee"), of the Board of Directors ("the Board") of the Company, will have the oversight responsibility, authority and specific duties as described below.

              COMPOSITION

              The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the NASDAQ Stock Exchange (NASDAQ). The members of the Committee will be elected annually at the organizational meeting of the full Board held in conjunction with the Annual Meeting and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board.

              RESPONSIBILITY

              The Committee is a part of the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC);
              (ii) the system of internal controls that management has established; and (iii) the external audit process. In addition, the Committee provides an avenue for communication between the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

              While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business conduct guidelines.


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  EXHIBIT A (continued)
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              AUTHORITY

              Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

              MEETINGS

              The Committee is to meet with sufficient frequency as the Committee deems necessary to carry out its duties. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer and independent accountants at least once each year and at other times when considered appropriate.

              ATTENDANCE

              Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants be present at Committee meetings.

              SPECIFIC DUTIES:

              In carrying out its oversight responsibilities, the Committee will:

1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable NASDAQ Audit Committee Requirements.

2. Review with the Company's management and independent accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

3. Review with the Company's management and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgements about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.


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  EXHIBIT A (continued)
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4.                Review the scope and general extent of the independent
                  accountants' annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.

5. Inquire as to the independence of the independentaccountants and obtain from the independent accountants,at least annually, a formal written statement delineating all relationships between the independent accountants and the Company contemplated by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees.

6. Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any material issues that they have identified in their review of interim quarterly financial statements, and that such notification as required under standards for communication with Audit Committees is to be made prior to the related press release or,if not practicable,prior to filing Forms 10-Q. Also receive a written confirmation provided by the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

7. At the completion of the annual audit, review with management and the independent accountants the following:

o The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K

o Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

o Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

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  EXHIBIT A (continued)
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o                     Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards
                      (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.

              If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 1O-K.

8. After preparation by management and review by independent accountants, approve the report required under SEC rules to be included in the Company's annual proxy statement. The charter is to be published as an appendix to the proxy statement every three years.

9. Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

10. Meet with management and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as 'material' or 'serious'. Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

11. Recommend to the Board the selection, retention or termination of the Company's independent accountants.

12. Review with management and the independent accountants the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

13. Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from the Company's general counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

14. As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of the NASDAQ, Statements on Auditing Standards and other accounting, legal and regulatory provision.